Exhibit 3.1

ARTICLES OF AMENDMENT

To the Secretary of State of the State of Idaho Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1. The name of the corporation is: New Jersey Mining Company

2. The text of each amendment is as follows:

Article VI

1. The aggregate number of shares which this corporation shall have authority to issue is 51,000,000, of which 50,000,000 shares shall be Common Stock having no par value per share and 1,000,000 shares shall be Preferred Stock having no par value per share.  Cumulative voting rights shall not exist with respect to any shares of stock of securities converted into shares of stock of the Corporation.

3. The date of adoption of the amendment(s) was:  September 25, 2003.

4. Manner of adoption:

The number of shares outstanding and entitled to vote was:  17,262,690.

The number of shares cast for and against each amendment was:

Amended Article VI

Shares for

Shares against

9,777,442

0

Dated: September 25, 2003

Signed:  /s/ Grant A. Brackebusch

Typed Name:   Grant A. Brackebusch

Capacity: Vice President

FILED EFFECTIVE

2003 SEP 29 AM 8:56

SECRETARY OF STATE

STATE OF IDAHO